Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-166260, 333-22017, 333-113612, 333-113613, 333-129473, 333-174124, 333-181053, 333-190305 and 333-206045) of Cambrex Corporation of our report dated April 3, 2018, except for Note 1, Goodwill, and Note 7, as to which the date is March 8, 2019, relating to the financial statements of Avista Pharma Solutions, Inc., appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Raleigh, North Carolina

March 8, 2019